Exhibit 99.3

                 ART International's Revolutionary Non-PVC Food
               Stretch Wrap to be Tested by Additional Supermarket
                                      Chain

Markham, Ontario, Canada - September 21, 2004 - ART International Corporation, (OTC BB: ARIOF) is pleased to announce that its wholly-owned subsidiary, Diamant film(TM) Inc, the North American distributor of a revolutionary non-PVC stretch wrap, has reached an agreement with an additional supermarket chain to test its eco-friendly food stretch film on a trial basis. This is the second such testing program for the Company.

The stretch film, which is imported from a production facility in Switzerland, has been shipped to a retail store of this regional supermarket chain. Thus far in it's testing, Diamant stretch film has received positive reviews. Currently, stretch film food wrap used in North American products contains Poly Vinyl Chloride ("PVC"), which contains harmful agents that can migrate from the film to the food. Diamant stretch film contains no PVC and is an excellent alternative to PVC film as it is superior in quality and performance.

According to Stefan Gudmundsson, Chief Executive Officer of Diamant film Inc., "We are excited to begin this new testing program. We believe that the more customers who utilize our product, the more awareness that will be created regarding the benefits of the Diamant Stretch film. With the health and environmental concerns surrounding the use of PVC, I feel consumers are willing to pay a small premium for this higher quality, environmentally friendly alternative. We continue to believe that we possess the only economically viable polystyrene alternative to PVC stretch film for the $700 million North American stretch film market."

The Company's first initiative will be to sell this product to supermarket meat packagers and distribute the film for institutional uses. Diamant has been approved by the Canadian Health Protection Branch for food contact and qualifies for the U.S. Food and Drug Administration non-objection status. Diamant film will be included in the TerraChoice EcoBuyer catalogue, which indicates that the product is considered environmentally responsible.

About ART International Corporation
ART International Corporation through its wholly owned subsidiary, Diamant film Inc., has secured a ten-year agreement with Diamant Plastics Corporation for the exclusive marketing and distribution rights in the United States and Canada to Diamant film, a non-PVC food stretch film. Diamant film is the world's first, plasticizer-free stretch film based on polystyrene and the first food wrapping film that is environmentally friendly and recyclable.

For more information please visit our website, www.diamantfilm.com.

Safe Harbor
This release may contain forward-looking statements that involve uncertainties and risks. Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expected or implied in the forward-looking statements are detailed in filings with the Securities and Exchange Commission made from time to time by ART International Corporation including its periodic reports on Form 10-K, 10-Q and 8-K. ART International Corporation undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof.

Contact
Investor Relations:
David Zazoff
212.752.9445